Exhibit 10.2

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SIXTH AMENDMENT TO COLLABORATION AND LICENSE AGREEMENT

This Sixth Amendment (this “Sixth Amendment”), effective November 1,  2019 (“Sixth Amendment Effective Date”), is by and between F. Hoffmann-La Roche Ltd, with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland and Hoffmann-La Roche Inc., with an office and place of business at 150 Clove Road, Suite 8, Little Falls, New Jersey 07424, U.S.A. (together referred to as “Roche”), and Blueprint Medicines Corporation,  with a principal place of business at 45 Sidney Street, Cambridge, Massachusetts 02139 U.S.A. (“BPM”). Capitalized terms used and not otherwise defined in this Sixth Amendment shall have the meanings set forth in the Agreement (as defined below).

WHEREAS, BPM and Roche entered into a Collaboration and License Agreement,  dated March 14, 2016, as amended by an amendment, effective April 15, 2016, a second amendment, effective April 27, 2016, a third amendment, effective August 4, 2016, a fourth amendment, effective February 25, 2019, and a fifth amendment, effective June 28, 2019 (collectively, the “Agreement”); and

WHEREAS, the Parties wish to enable the Joint Research Committee to approve alternative funding arrangements for preclinical development activities conducted under Research Plans as set forth herein;

WHEREAS, the Parties wish to be able to conduct preclinical development activities for Collaboration Targets with Roche Clinical Compounds and Roche Marketed Products;

WHEREAS, the Parties wish to terminate [***] as a Collaboration Target under the Agreement;

NOW THEREFORE, Roche and BPM hereby agree as follows:

1. Section 1.108 of the Agreement is hereby amended by adding the following sentence to the end of such section:

“In the event that the JRC approves an Alternative Funding Arrangement for a Collaboration Target, then the Research Plan for such Collaboration Target shall also specify (i)  the budget for the applicable preclinical development activities and (ii) the percentage of the corresponding costs and expenses that each Party (if applicable) will be responsible for funding (e.g., fifty percent-fifty percent cost sharing).”

2. The definition of “Roche Clinical Compounds” in Section 1.110 of the Agreement shall be amended by deleting it in its entirety and replacing it with the following Section 1.110:

“1.110 Roche Clinical Compounds

The term “Roche Clinical Compounds” shall mean clinical-stage compounds controlled by Roche or its Affiliates (but not Products or Licensed Products) and provided for  (i) combination preclinical development activities with Library Compounds, Collaboration Compounds, Other Compounds or Products during Lead Nomination or Lead Optimization, or (ii) combination Clinical Studies with Products or Licensed Products.”

3. The definition of “Roche Marketed Products” in Section 1.113 of the Agreement shall be amended by deleting it in its entirety and replacing it with the following Section 1.113:

“1.113 Roche Marketed Products

The term “Roche Marketed Products” shall mean marketed products controlled by Roche or its Affiliates (but not Products or Licensed Products) and provided for  (i) combination preclinical development activities with Library Compounds, Collaboration Compounds, Other Compounds or Products during Lead Nomination or Lead Optimization, or (ii) combination Clinical Studies with Products or Licensed Products.”

4. Section 4.1.3 is hereby amended by adding the following paragraph immediately after the first paragraph of Section 4.1.3:

 “If any Research Plan (or any amendment thereto)  contemplates the conduct of any preclinical development activities [***] by one or more Third Party(ies) on behalf of BPM, such Research Plan (or an amendment thereto) shall also specify (a) the budget for the applicable preclinical development activities and the percentage of the corresponding costs and expenses that each Party (if applicable) will be responsible for funding (e.g., cost sharing fifty percent (50%) by BPM and fifty percent (50%) by Roche), (b) the specific compounds to be used in such activities (including any Roche Clinical Compounds or Roche Marketed Products), (c) the specific Third Party(ies)  that BPM intends to use to conduct such preclinical development activities, and each such Third Party shall be an approved CRO under the Agreement or specified for such activities in the Research Plan,  and (d) any costs previously incurred by BPM related to such activities that are to be retroactively shared by the Parties (and the applicable percentage of such costs that each Party (if applicable) will be responsible for funding).  Any such Research Plan that contemplates the Parties sharing the costs and expenses of any such preclinical development activities performed by one or more Third Party(ies) on behalf of BPM is referred to herein as an “Alternative Funding Arrangement”.”

5. Clause (a) of Section 8.4 of the Agreement is hereby deleted in its entirety and replaced by the following new clause (a):

“(a) approve each Research Plan and any revisions thereto, including any Alternative Funding Arrangement and Alternative Funding Costs for such Research Plan;”

6. Notwithstanding anything to the contrary in Section 8.8 of the Agreement, all Alternative Funding Arrangements and Alternative Funding Arrangement Costs must be approved by consensus of both Parties’ JRC Members (i.e., neither BPM nor Roche has final decision).

7. Section 12.3 of the Agreement is hereby deleted in its entirety and replaced by the following new Section 12.3:

“12.3 Costs for Work Conducted under Research Plans

Except for Alternative Funding Arrangements approved by consensus of the JRC (i.e. neither BPM nor Roche have final decision) pursuant to the JRC’s authority under Section 8.4(c) hereof or as otherwise provided in this Agreement, each Party shall be responsible for its own costs incurred in the conduct of its activities under each Research Plan.

Commencing the first Calendar Quarter immediately following BPM incurring costs under an Alternative Funding Arrangement within a  Research Plan (“Alternative Funding Arrangement Costs”) and continuing thereafter so long as BPM incurs costs under such

Alternative Funding Arrangement under this Agreement,  within forty-five (45) days following the end of such Calendar Quarter, BPM shall submit to Roche a report setting forth the Alternative Funding Arrangement Costs incurred by BPM in such Calendar Quarter; provided that if there are any Alternative Funding Arrangement Costs incurred in such Calendar Quarter that BPM is unable to timely include in such financial report, then such amount shall be included and reconciled in the financial report in a future Calendar Quarter. Each such report shall specify in reasonable detail the Alternative Funding Arrangement Costs incurred and shall include reasonably detailed supporting information. Within [***] after receipt of each such report, the Finance Officers (as defined in Section 12.5 below) shall confer and agree in writing on whether a reconciliation payment is due from Roche to BPM, and if so, the amount of such reconciliation payment, so that the Parties share Alternative Funding Arrangement Costs in accordance with the allocation specified in the applicable Research Plan for such Alternative Funding Arrangement.  Roche shall make such payment to BPM within [***] after the end of each Calendar Quarter; provided, however, that in the event of any disagreement with respect to the calculation of such reconciliation payment, any undisputed portion of such reconciliation payment shall be paid in accordance with the foregoing timetable and the remaining, disputed portion shall be paid within [***] after the date on which the Parties, using good faith efforts, resolve the dispute. Notwithstanding anything to the contrary in this Section 12.3, in the event that the JRC approves an Alternative Funding Arrangement for which the approved budget includes costs and expenses previously incurred by BPM that are to be shared retroactively by the Parties (as specified in the applicable Research Plan), then Roche’s portion of such previously incurred costs and expenses shall be included in the first Calendar Quarter report submitted by BPM related to such Alternative Funding Arrangement (or if BPM is unable to timely include such costs and expenses in such financial report, then such amount shall be included and reconciled in the financial report in a future Calendar Quarter).”

8. Section 16.1 of the Agreement is hereby amended by adding the following sentence to the end of such section.

“Any and all Collaboration Compounds and all Other Compounds (including Combination Products) for a given Collaboration Target or other Targets, including their methods of manufacture (other than Roche Process IP) and use, and all Patent Rights and Know-How relating thereto (including Collaboration Compound IP) that are created or conceived in connection with a Research Plan shall be solely owned by BPM as Collaboration Compound IP or Other Compound IP, as applicable, except that all Patent Rights and Know-How that solely relate to Roche Clinical Compounds or Roche Marketed Products, including their methods of manufacture (other than Roche Process IP) and use, shall be solely owned by Roche.

9. [***] is classified as a “Terminated Target” under the Agreement in all countries in the Territory in accordance with Section 21.2.4.   Notwithstanding the written notice period set forth in such Section 21.2.4, the effective date of termination of such Terminated Target will be the Sixth Amendment Effective Date.  Further,  the Parties hereby acknowledge and agree that this Sixth Amendment will be deemed to constitute a “Continuation Election Notice” in accordance with Section 21.3.1, and Roche will comply with its obligations under 21.3.1 and 21.3.4; provided that no payment will be due or payable to Roche under Section 21.3.1(f) or 21.3.4.4.  As of the Sixth Amendment Effective Date, (a) the rights and licenses granted by BPM to Roche under the Agreement related to the aforementioned Terminated Target terminate in their entirety in all countries in the Territory, (b) except as set forth herein, the rights and obligations of the Parties under the Agreement terminate with respect to such Terminated Target, (c) Roche’s obligations under Section 20.1 survive with respect to such Terminated Target, and (d) BPM solely owns all Collaboration Compounds and Other Compounds for such Terminated Target, including their methods of manufacture and use, and all Patent Rights and Know-How relating thereto.  Further, for the avoidance of doubt, it is understood and agreed that BPM has the right to (i)  research, develop, manufacture, commercialize and otherwise exploit compounds and products related to such Terminated Target outside of the Agreement without any financial obligations to Roche, (ii) publish data and other Know-How related to the Terminated Target (including without limitation the name of the target and Collaboration Compounds and Other Compounds for such Terminated Target) generated by or on behalf of the Parties under the Agreement prior to the Sixth Amendment Effective Date or thereafter without obtaining prior review or approval from Roche and (iii) disclose, in its sole discretion, in a manner consistent with BPM’s then-current disclosure or publication practices or policies that such data or Know-How was generated under the Agreement and/or the names and affiliations of the individuals involved in the generation of such data or Know-How,  if and as applicable.

This Sixth Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or other electronic signature) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

This Sixth Amendment shall be effective as of the Sixth Amendment Effective Date.  On and after the Sixth Amendment Effective Date, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each similar reference in the other documents entered into in connection with the Agreement, shall mean and be a reference to the Agreement, as amended by this Sixth Amendment.  Except as specifically amended above, the Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed.

This Sixth Amendment shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Sixth Amendment to be executed by their respective duly authorized representatives as of the Sixth Amendment Effective Date.

Blueprint Medicines Corporation /s/ Jeffrey W. Albers Name:Jeffrey W. Albers Title:President and Chief Executive Officer

F. Hoffmann-La Roche Ltd /s/ Tim Steven Name:Tim Steven Title: Global Alliance and Asset Management Director	/s/ Stefan Arnold Name:Stefan Arnold Title: Head Legal Pharma

Hoffmann-La Roche Inc. /s/ John P. Praise Name:John P. Praise Title:Authorized Signatory

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